Exhibit 1.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE SUCH INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH "[****]"  OR "[REDACTED]" TO INDICATE THE OMISSION.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of January 31, 2026, is entered into between Inbox Pal, LLC, a Delaware limited liability company (“Seller”), and InsurCo, LLC, a Wyoming limited liability company (“Buyer”).

RECITALS

A.

Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) of Winopoly, LLC, a New York limited liability company (the “Company”), which is engaged in the business of delivering live, call-based performance campaigns to help clients increase engagement (the “Business”); and

B.	Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein;

C.

Prior to the Closing, Seller will, or will cause its parent, Fluent, LLC (“Parent”) to, assign, contribute, transfer, convey and deliver to the Company all of the assets, properties, rights, contracts, intellectual property, data, technology, infrastructure, recordings, domain names, assumed names and other items used or held for use primarily in the conduct of the Business that are owned by Seller or its affiliates (other than the Company), all as more particularly described on Schedule A (the “Transferred Assets”).

D.

For the avoidance of doubt, the Business and the transactions contemplated by this Agreement expressly exclude all working capital (current assets less current liabilities), including any accounts receivable or other rights to payment arising out of or relating to goods delivered or services performed on or prior to the Closing Date, which shall remain the property and responsibility of Seller, as more fully described in Section 1.04 and Section 5.17.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Membership Interests.

Section 1.02 Purchase Price. The aggregate purchase price for the Membership Interests shall be $3,000,000 (the “Purchase Price”). Buyer shall pay the Purchase Price to Parent as set forth in, and evidenced by, the Secured Promissory Note attached hereto as Exhibit A (the “Secured Promissory Note”).

Section 1.03 Transferred Assets; Pre-Closing Contribution of Business Assets. Prior to the Closing, Seller will, or will cause Parent to, assign, contribute, deliver, transfer and convey to the Company all of the Transferred Assets so that, as of immediately prior to the Closing, the Company owns all of the Transferred Assets used or held for use primarily in the conduct of the Business. For the avoidance of doubt, all Fluent Owned Consumer Data is excluded from the transaction contemplated by this Agreement and shall remain the sole property of Fluent, LLC, except solely for the limited set of Consented Records (as defined below), notwithstanding any transfer of assumed names, trademarks, domain names or other branding assets.

a.

“Fluent Owned Consumer Data” means all personal information, contact details, and associated attributes of consumers who provided their requisite consent to Fluent, LLC or any of its affiliates or assumed names, through the Closing Date, to be contacted for marketing, informational, or other purposes.

b.

“Consented Records” means those records identified or described on Schedule B hereto that (a) contain valid, compliant and documented consumer consent to be contacted solely by the specific entities or assumed names that are being acquired in the transaction, as expressly identified in Schedule B, and (b) satisfy each of the following criteria:

i.

Entity-Specific Consent. The consumer’s consent was provided specifically to one or more of the entities or assumed names identified on Schedule B, and not to Fluent, LLC or any Fluent-owned or affiliated entity or assumed name that is not part of the Transaction.

ii.	Post-June 1, 2023 Opt-In. The consumer’s opt-in date is on or after June 1, 2023. Any record with an opt-in date prior to June 1, 2023 is expressly excluded from this transaction.

iii.

Medicare One-to-One Consent. With respect to Medicare-related records, the consumer provided express one-to-one consent as required by the rules promulgated by the Centers for Medicare & Medicaid Services (the “CMS Rules”). Any Medicare-related record that does not have proper one-to-one consent is expressly excluded from this transaction.

iv.

Do Not Call Exclusion. The record is not flagged as Do Not Call (“DNC”), provided, however, that records flagged as DNC may be retained by Buyer and/or the Company for purposes of compliance with Do Not Call rules and regulations, but cannot be used for marketing purposes.

Section 1.04 Exclusion of Working Capital.  Notwithstanding anything herein to the contrary, the transactions contemplated hereby expressly exclude any transfer of working capital (current assets less current liabilities), including, for the avoidance of doubt, any accounts receivable or other rights to payment arising out of or relating to periods prior to the Closing Date (the “Pre-Closing Receivables”). Seller shall be solely responsible for all accounts payable incurred on or prior to the Closing Date. All such working capital, including the Pre-Closing Receivables, shall remain the property and responsibility of Seller, subject to Section 5.17.

ARTICLE II

CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”), remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern time on the Closing Date.

Section 2.02 Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

a.	An assignment of Membership Interests.

b.

A certificate of the Secretary (or other authorized officer) of Seller certifying that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

c.	A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”).

d.

The Assignment and Assumption Agreement, signed by Seller or the applicable affiliate of Seller and the Company, attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), assigning the existing commercial agreements for the Business to the Company, including (i) commercial contracts and (ii) vendor contracts (“Business Agreements”).

e.

At or prior to the Closing, Seller will, or will cause Parent to, have completed the contribution, assignment, and transfer of all Transferred Assets to the Company as required by Section 1.03 and Schedule A, so that the Company owns all Transferred Assets as of the Closing.

f.

At or prior to the Closing, Seller shall have caused, in all material respects and to Seller’s knowledge, the payment in full of the Business’ material expenses, liabilities and payables that are reflected on the Company’s books and records or otherwise known to Seller and due and payable as of the Closing Date, the Company shall have distributed all of its cash held by the Company and shall have paid off all material indebtedness to which the Company or any of its subsidiaries are otherwise bound; such that, at the Closing and immediately following the Closing, the Company shall have no cash, no outstanding material indebtedness, no material accrued but unpaid expenses, liabilities, payables and taxes, in each case to the Seller’s knowledge.

g.

Evidence that Parent has terminated all Business Employees effective immediately before Closing, with all wages, vacation pay, and other earned compensation paid through Closing, excluding severance, and that all such Business Employees who are to be employed by the Company and/or Buyer as of the Closing are each released from their obligations under existing employment agreements and any non-compete covenants or restrictions between such Business Employees and Seller, Parent and all affiliates thereof.

h.

Seller will deliver evidence of payment for: earned but unpaid non-compete amounts, life-to-date profit share amounts, earned but unpaid bonuses and commissions, and vested RSUs owed to any Business Employee. For the avoidance of doubt, any unvested RSUs will be forfeited back to Fluent upon termination of the respective employees.

i.	Any other documents reasonably requested by Buyer to effectuate transfer of the Transferred Assets or the Business.

Section 2.03 Buyer's Deliveries. At the Closing, Buyer shall deliver the following to Seller:

a.	The Purchase Price in the form of the Secured Promissory Note payable to Parent, pursuant to Section 1.02.

b.

The Security Agreement, signed by Buyer, attached hereto as Exhibit C, granting Seller a first-priority security interest in all assets of Buyer, subject only to subordination reasonably required for senior or additional financing as may be reasonably required by a future lender.

c.	Evidence of Buyer’s intention, obligation and ability to capitalize the Company with a minimum of at least $500,000 immediately after Closing.

d.	Evidence of Buyer’s or the Company’s borrowing capacity sufficient to fund the Company’s working capital needs immediately after Closing.

e.	Reserved.

f.

A written certification, dated as of the Closing Date, executed by an authorized officer of Buyer, certifying Buyer’s compliance with Section 5.14 (Use of Fluent Owned Consumer Data) and Section 5.15 (Use of Consented Records), and Buyer’s obligation to delete all Fluent Owned Consumer Data, other than Consented Records, within forty-five (45) days following the Closing Date.

g.	Any other documents reasonably requested by Seller to effectuate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Delaware. Seller has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of New York and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect.

Section 3.03 Ownership of Membership Interests. Seller is the record and beneficial owner of the Membership Interests, free and clear of all liens, pledges, mortgages, deeds of trust, taxes, security interests, charges, claims, easements, encroachments or other similar encumbrances (each, an “Encumbrance”) other than Encumbrances imposed by applicable securities laws.

There are no options, warrants, securities, calls, rights or commitment of any character to which Seller is a party or by which Seller is bound obligating the Company to deliver or sell or issue additional Membership Interests or to repurchase or otherwise acquire or retire any Membership Interest. Seller is not subject to any agreements or voting trusts or proxies with respect to the voting or transfer of the Membership Interests.

Section 3.04 Transferred Assets; Title; Sufficiency; Taxes; Etc. Seller represents that: (a) Seller or Parent held good and marketable title to the Membership Interests and all Transferred Assets listed on Schedule A immediately prior to the pre-Closing contribution to the Company; (b) all such Transferred Assets have been validly contributed, assigned, licensed, delivered, or transferred to the Company prior to or at Closing; (c) no Transferred Asset is subject to any judgment, lien, liability, tax or other Encumbrance that would impair Buyer’s operation of the Business or to enforce or effectuate Buyer’s ownership of the Company or of the Business; and (d) the Transferred Assets, together with the assets of the Company immediately following the Closing, constitute all assets necessary to own and operate the Business as currently conducted.

Section 3.05 Business Contracts. Seller represents that Schedule A contains all material Business Contracts.

Section 3.06 No Conflicts or Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation or limited liability company agreement of Seller or the Company; (b) violate or conflict with any provision of any law applicable to Seller or the Company; (c) require any consent, permit, governmental order, filing or notice from, with or to any governmental authority.

Section 3.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.08 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III and elsewhere in this Agreement, none of Seller, the Company or any other individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity (a “Person”) has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Section 3.09 Transaction Expenses. At or prior to the Closing, Seller has caused the payment in full of all of the Business’ transaction expenses and taxes to the persons/vendors/authorities to which such transaction expenses or taxes are owed, the Company shall have distributed all of its cash held by the Company and shall have paid off in full all indebtedness to which the Company or any of its subsidiaries are otherwise bound; such that, at the Closing and immediately following the Closing, the Company shall have no cash, no indebtedness and no outstanding transaction expenses or tax liabilities. The parties shall be solely responsible for all of their respective costs and expenses incurred by them in connection with the negotiation, execution, financing, and consummation of the transaction contemplated, including legal, accounting, advisory, and financing fees and expenses.

Section 3.10 Legal Proceedings. There are no claims, actions, suits, proceedings or governmental investigations (each an “Action”) pending or, to Seller’s knowledge, threatened against or by Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Wyoming. Buyer has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of the governing or organizational documents of Buyer; (b) violate or conflict with any provision of any law applicable to Buyer; or (c) require any consent, permit, governmental order, filing or notice from, with or to any governmental authority.

Section 4.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that Seller has not registered the offer and sale of the Membership Interests under the Securities Act or any state securities laws, and that the Membership Interests may not be pledged, transferred, sold, offered for sale, hypothecated or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings. There are no claims, actions, suits, proceedings or governmental investigations (each an “Action”) pending or, to Buyer's knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.06 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that subject to the veracity of the representations and warranties of the Seller set forth in this Agreement: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement; and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in ARTICLE III or elsewhere in this Agreement. Buyer acknowledges it has received access to all Transferred Assets necessary to conduct its diligence and confirm the operational completeness of the Business.

ARTICLE V

COVENANTS

Section 5.01 Employees.

a.

Effective immediately before the Closing, Seller shall terminate all employees of Seller or any of its affiliates (other than the Company) who work exclusively for the Business (“Business Employees”) and shall pay any and all wages and other remuneration due to the Business Employees with respect to their services as employees of the Seller or its affiliate(s) (other than the Company) through the close of business on the Closing Date, Seller shall further and effective immediately before the Closing release all Business Employees who are to be employed by the Company and/or Buyer as of the Closing from their obligations under existing employment agreements and any noncompete covenants or restrictions between such Business Employees and Seller, Parent and all affiliates thereof.

b.

This Section 5.01 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.01, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.01. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.01 shall not create any right in any employee of the Company or any other Person to any continued employment with the Company, Buyer or any of their respective affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.02 Director and Officer Indemnification Liability.

a.

Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, an officer or director or manager of the Company, as provided in the governing or organizational documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall except in the case of fraud, intentional acts or gross negligence, survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

b.

The obligations of Buyer and the Company under this Section 5.02 shall not be terminated or modified in such a manner that is materially adverse to any director or officer to whom this Section 5.02 applies without the consent of such affected director or officer or manager (it being expressly agreed that the directors and officers and managers to whom this Section 5.02 applies shall be third-party beneficiaries of this Section 5.02, each of whom may enforce the provisions of this Section 5.02).

c.

In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.02.

Section 5.03 Public Announcements. Unless otherwise required by applicable law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. If Seller’s ultimate parent company is required to make a filing with the Securities and Exchange Commission, it shall notify Buyer in good faith regarding timing and content and provide copies thereof for review prior to such filing.

Section 5.04 Release of Claims.

a.

Except as otherwise explicitly set forth herein, and except with respect to an indemnity, warranty or representation of Seller to survive closing, and except in the case of fraud, intentional acts or gross negligence, effective as of the Closing, Buyer, and Buyer shall cause the Company, on behalf of themselves and their respective subsidiaries and affiliates, and on behalf of all of their respective directors, managers, officers, owners, trustees, beneficiaries, employees, agents, successors and assigns (collectively, the “Buyer Releasors”), hereby absolutely, unconditionally except in the case of fraud, intentional acts or gross negligence, and otherwise irrevocably release and forever discharge the Seller and its affiliates, and each of their respective members, equityholders, owners, directors (in such directors’ capacity as directors), managers, officers, employees, agents, successors and assigns thereof, but specifically excluding the Company and any affiliate of the Company immediately after the Closing (collectively, “Seller Releasees”) from any and all claims, whether known or unknown, that the Buyer Releasors have had in the past, or have now or may have in the future against the Seller Releasees arising out of or relating to any acts, omissions, facts, events, or circumstances existing, occurring or taking place prior to Closing, including without limitation, the ownership of the Company, the operation of the Business and/or any employment, consulting or restrictive covenant agreements; provided, however, this release shall not be construed to release any claims for breach of any of the warranties and representations of Seller to survive closing nor against any party’s rights or obligations under, this Agreement. For the avoidance of doubt, nothing in this Section 5.04 shall release, waive or otherwise affect any rights of Seller with respect to the Pre-Closing Receivables (as defined in Section 5.17).

b.

The Buyer, on behalf of itself and on behalf of the other Buyer Releasors (any of the foregoing, a “Releasor”), agrees not to file or permit to be filed, any Action against any Seller Releasees, as applicable, with any governmental authority or otherwise, based on events occurring on or prior to the Closing Date in relation to any released claim as limited above.  The Buyer agrees that it and its other Releasors have not assigned, and each hereby covenants not to and not to permit any other of its Releasors to assign, any released claim.

c.

The Buyer is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge, including Section 1542 of the California Civil Code which provides the following:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”  To the extent allowed by applicable law, the Buyer, on behalf of itself and on behalf of its other Releasors, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which such Person otherwise would be entitled by virtue of the existence of any such statute or the common law of any state, province or jurisdiction with the same or similar effect.  Further, it is understood and agreed that the facts in respect of which this release is given may turn out to be other than or different from the facts in that respect now known or believed by such Person to be true; and with such understanding and agreement, the Buyer, on behalf of itself and on behalf of its other Releasors, expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

d.

Except as otherwise explicitly set forth herein, Seller, and Seller shall cause on behalf of themselves, Fluent, and their respective subsidiaries and affiliates, and on behalf of all of their respective directors, managers, officers, owners, trustees, beneficiaries, employees, agents, successors and assigns (collectively, the “Seller Releasors”), hereby absolutely, unconditionally except in the case of fraud, intentional acts or gross negligence, and otherwise irrevocably release and forever discharge the Buyer, and Buyer’s principal, Luciano Rammairone, and its affiliates, and each of their respective members, equityholders, owners, directors (in such directors’ capacity as directors), managers, officers, employees, agents, successors and assigns thereof, including but not limited to the parties set forth on Exhibit D set forth herein (collectively, “Buyer Releasees”) from any and all claims, whether known or unknown, that the Seller Releasors have had in the past, or have now or may have in the future against the Buyer Releasees arising out of or relating to any acts, omissions, facts, events, or circumstances existing, occurring or taking place prior to Closing, including without limitation, the ownership of the Company, the operation of the Business and/or any employment, consulting or restrictive covenant agreements and non-compete covenants and related agreements; provided, however, this release shall not be construed to release any claims for breach of any of the warranties and representations of Buyer to survive closing nor against any party’s rights or obligations under, this Agreement.

e.

The Seller, on behalf of itself and on behalf of the other Seller Releasors (any of the foregoing, a “Seller Releasor”), agrees not to file or permit to be filed, any Action against any Buyer Releasees, as applicable, with any governmental authority or otherwise, based on events occurring on or prior to the Closing Date in relation to any released claim as limited above.  The Seller agrees that it and its other Seller Releasors have not assigned, and each hereby covenants not to and not to permit any other of its Seller Releasors to assign, any released claim.

f.

The Seller is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, liabilities, actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge, including Section 1542 of the California Civil Code which provides the following:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”  To the extent allowed by applicable law, the Seller, on behalf of itself and on behalf of its other Seller Releasors, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which such Person otherwise would be entitled by virtue of the existence of any such statute or the common law of any state, province or jurisdiction with the same or similar effect.  Further, it is understood and agreed that the facts in respect of which this release is given may turn out to be other than or different from the facts in that respect now known or believed by such Person to be true; and with such understanding and agreement, the Seller, on behalf of itself and on behalf of its other Seller Releasors, expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

Section 5.05 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.06 Post-Closing Access.

a.

The Seller and the Buyer shall, and the Buyer shall cause the Company and any applicable affiliates to, preserve and keep all books and records and all information relating to the accounting, legal, tax, regulatory, business and financial affairs that are retained by the Seller or any of its affiliates, or are obtained by the Buyer hereunder, as the case may be, which information relates to the Business, for a reasonable period (not less than seven (7) years) after the Closing Date, or for any longer period as may be (i) required by law (including any statute of limitations and applicable extensions thereof) or any governmental authority or (ii) reasonably necessary with respect to the prosecution or defense of any legal or regulatory Action that is then pending or threatened or audit and with respect to which the requesting party has notified the other parties as to the need to retain such books, records or information.

b.

Following the Closing, for so long as such information is retained by the Buyer in accordance with Section 5.06(a), the Buyer, the Company and any applicable affiliates shall permit the Seller or their affiliates and their authorized representatives to have reasonable access and duplication rights (at the Seller’s expense) during normal business hours, upon reasonable prior notice to the Buyer, the Company or such affiliates, to the information described in Section 5.06(a) to the extent that such access may be reasonably required in connection with (i) any Tax or accounting matter, including the preparation of any tax return or accounting record, (ii) defending against or contesting any tax claims, audits or similar proceedings, (iii) any Action relating to the Seller or their affiliates or the operation of the Business prior to the Closing or relating to any insurance claims, (iv) any governmental filing or regulatory matter or (v) any other valid legal or business purpose. Such access shall be provided to the extent such information is not directly provided to or on behalf of Seller or their affiliates and their authorized representatives by Buyer, the Company or such affiliates. Following the Closing, for so long as such information is retained by the Seller in accordance with Section 5.06(a), the Seller shall permit the Buyer and its authorized representatives to have reasonable access and duplication rights (at the Buyer’s expense) during normal business hours, upon reasonable prior notice to the Seller, to the information described in Section 5.06(a) to the extent that such access may be reasonably required in connection with (i) any tax or accounting matter, including the preparation of any tax return or accounting record, (ii) defending against or contesting any tax claims, audits or similar proceedings, (iii) any Action relating to the Company or the Business, (iv) any governmental filing or regulatory matter or (v) any other valid legal or business purpose.

Section 5.07 Release of Guarantee. The parties agree to cooperate and use their commercially reasonable efforts to obtain the release of the Seller, or any of its affiliates or, direct or indirect, subsidiaries (excluding the Company and the affiliates of the Company as of immediately after the Closing) (collectively, the “Seller Parties”) that is a party to any guarantee, performance bond or guarantee, surety bond, bid bond, letter of credit or other similar agreements or obligations with respect to the obligations of the Company (collectively, the “Seller Party Guarantees”). If any of the Seller Party Guarantees are not released and substituted effective at the Closing, (a) the parties will, after the Closing, continue to cooperate and use their commercially reasonable efforts to obtain the release and substitution of such Seller Party that is a party to any such Seller Party Guarantee and (b) after the Closing, the Buyer will forever indemnify, defend and hold harmless the Seller Parties against any Losses that such Seller Party suffers or incurs after the Closing by reason of or arising out of: (i) any Seller Party issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any of the Seller Party Guarantees for matters or liabilities arising prior to closing; (ii) any claim or demand for payment made on any Seller Party with respect to any of the Seller Party Guarantees arising or incurred prior to closing; or (iii) any Action, claim or proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity for matters arising or incurred prior to closing with respect to any Seller Party Guarantees.  After the Closing, the Buyer shall not, and shall cause the Company not to, take any action that to Buyer or Company’s knowledge increases or has the effect of increasing any of the Seller Parties’ obligations under any Seller Party Guarantee beyond the obligations of such Seller Party, as the case may be, as in existence as of the Closing Date.

Section 5.08 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with the closing contemplated by this Agreement (including any real property transfer tax and any other similar tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Seller shall cooperate with respect thereto as necessary). This shall not relieve Seller of its own obligations for any tax liabilities incurred or arising as a result of closing of this transaction or due or from Seller or the Company for same prior to closing.

Section 5.09 Allocation of Company Income and Loss. Buyer and Seller shall request that the Company allocate all items of Company income, gain, loss, deduction, or credit attributable to the Membership Interests for the taxable year of the Closing based on a closing of the Company's books as of the Closing Date.

Section 5.10 Settlement of Earned but Unpaid Non-Compete Amounts and Profit Share. Seller will, or will cause Parent to, prior to or at Closing, settle (i) all earned but unpaid non-compete amounts and (ii) any calculated profit share (positive or negative), with no further payments owed by any Party post-Closing. Earned but unpaid non-compete amounts plus or minus any calculated life-to-date profit share settled at closing, with no further payments required by either party.  Seller shall indemnify and hold Company and Buyer harmless for any claims related to such matters.

Section 5.11 Settlement of Bonuses, Commissions, and Vested RSUs. Seller will, or will cause Parent to, prior to or at Closing, pay or otherwise fully settle (i) all earned but unpaid bonuses, (ii) all earned but unpaid commissions, and (iii) all vested RSUs related to the Business Employees, with no further obligations post-Closing. Seller shall indemnify and hold Company and Buyer harmless for any claims related to such matters.

Section 5.12  Knowledge Transfer. Seller will, or will cause Parent to, provide Buyer and the Company with comprehensive knowledge transfer relating to all technology, DevOps infrastructure, AWS configuration, code repositories, operational processes, and data systems used in the Business.

Section 5.13 Post-Closing Restrictions on Seller.

a.	No employee, director, officer, or agent of Seller or Parent may serve on the board of Buyer or any successor to the Company.

b.	Seller shall not, and shall cause Parent to not, exercise or retain any voting rights in Buyer or Buyer’s Affiliates.

c.	There shall be no ongoing commercial relationship between Buyer and Seller unless separately agreed in writing.

Section 5.14 Use of Fluent Owned Consumer Data. To the extent that Buyer, the Company, or any of their respective affiliates has or obtains access to any Fluent Owned Consumer Data, Buyer agrees that Buyer and its affiliates shall cease, and shall cause the Company to cease, no later than the Closing Date, any direct or indirect use, sharing, disclosure, or contacting of Fluent Owned Consumer Data for marketing, informational, or other purposes.

Section 5.15 Use of Consented Records. Buyer acknowledges and agrees that any use of the Consented Records is limited to uses compliant with all federal, state, and local laws, rules and regulations, and uses within the scope of the consumer consent obtained. Buyer shall not, and shall cause the Company, its affiliates, agents and service providers not to:

a.	Pre-Recorded Voice Calls. Initiate, or cause to be initiated, any outbound calls using a pre-recorded message or similar technology;

b.	Subject Matter Restrictions. Use any Consented Record to initiate contact regarding any subject matter other than the specific subject matter for which the consumer provided consent;

c.	Medicare Calls. Initiate any Medicare-related calls unless the Consented Record reflects valid, one-to-one consumer consent compliant with the CMS Rules;

d.

Do Not Call Compliance. Initiate any outbound marketing call to any consumer whose record is flagged as DNC; provided, however, that Buyer may retain DNC-flagged records for purposes of compliance with Do Not Call rules and regulations.

e.

Unauthorized Use or Disclosure.  Sell, license, sublicense, assign, transfer, disclose, or otherwise make available any Consented Record to any third party, except to the extent expressly permitted under this Agreement.

Section 5.16 Working Capital. The Parties acknowledge and agree that working capital (current assets minus current liabilities) is excluded from the transaction and shall be retained by Seller.

Section 5.17 Collection of Pre-Closing Receivables.

a.

As between the Parties, Seller shall retain all right, title and interest in and to any and all accounts receivable and other rights to payment arising out of or relating to goods delivered or services performed by Seller or the Company in connection with the Business prior to the Closing Date (collectively, the “Pre-Closing Receivables”), notwithstanding the assignment of any Business Agreements to the Company. For the avoidance of doubt Seller shall have no interest, right or title to any goods delivered or services performed by Seller or the Company in connection with the Business on or after the Closing Date shall be the sole and exclusive property of the Buyer.

b.

From and after the Closing, Buyer shall, and shall cause the Company to, reasonably cooperate with Seller in the collection of the Pre-Closing Receivables, including (i) maintaining billing and collections practices with respect to the Business that are consistent with past practice, (ii) promptly forwarding to Seller any payments received by Buyer or the Company that relate to Pre-Closing Receivables, without setoff or deduction (other than any setoff actually taken by the applicable account debtor), and (iii) providing Seller with reasonable access, upon reasonable notice during normal business hours, to books and records of the Company relating to the Pre-Closing Receivables not provided to Seller directly by the Buyer.

c.

Buyer shall not, and shall cause the Company not to, take any action that would materially hinder or delay collection of the Pre-Closing Receivables, including granting any material discounts, credits, write-offs or other compromises with respect to PreClosing Receivables, in each case without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

d.

Nothing in this Section 5.17 shall restrict Seller from directly contacting any account debtor on notice to Buyer, nor from taking any other lawful action to collect any PreClosing Receivable on notice to Buyer, provided that Seller shall also use commercially reasonable efforts to avoid disrupting the ongoing commercial relationship between such account debtor, on the one hand, and Buyer or the Company, on the other hand.

ARTICLE VI

INDEMNIFICATION

Section 6.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the later of the date that the indebtedness referred to by the Note and Security Agreement is paid in full or three (3) years from the Closing Date. None of the other covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 6.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, from and after the Closing, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees (collectively, “Losses”), incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

a.	any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or

b.	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

c.	any operation of the Business or ownership of the Company prior to the Closing.

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, from and after the Closing, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of or with respect to:

a.	any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

b.	any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

c.

any violation of, or default under, any Business Agreement arising from the transactions contemplated by this Agreement, including, but not limited to, the transactions contemplated by the Assignment and Assumption Agreement or the sale and transfer of the Membership Interests; or (d) any operation of the Business or ownership of the Company after the Closing.

Section 6.04.  Special Indemnity for Use of Consented Records. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, Buyer shall indemnify, defend, and hold harmless Fluent, LLC, Seller, and each of their respective officers, directors, managers, employees, representatives, agents, subsidiaries, and affiliates (collectively, the “Fluent Indemnified Parties”) from and against any and all claims, demands, actions, investigations, proceedings, liabilities, losses, damages, penalties, fines, judgments, settlements, and expenses, including all reasonable attorneys’ fees and costs, arising out of, resulting from, or in connection with: (a) After closing the Buyer’s, the Company’s, or any of their respective affiliates’, agents’, contractors’, or service providers’ use, misuse, disclosure, sharing, or exploitation of the Consented Records or any information derived therefrom;

a.

After closing any allegation that such use after closing violates or infringes any applicable law, rule, or regulation, including, without limitation, the Telephone Consumer Protection Act (TCPA), the Telemarketing Sales Rule (TSR), the CMS Rules, the FTC Act or any other law, rule or regulation;

b.	After closing any allegation that such use after closing violates any privacy, publicity right, intellectual property right, or any other right of any individual;

c.	Any violation after closing of Section 5.15 (Use of Consented Records) or any related provision of this Agreement.

d.

The indemnification obligations set forth in this Section shall not be subject to any deductible, threshold, liability cap, damages limitation, or survival period set forth elsewhere in this Agreement, and shall survive indefinitely.

e.

For clarity, the Fluent Indemnified Parties shall be solely responsible for any and all claims, demands, actions, investigations, proceedings, liabilities, losses, damages, penalties, fines, judgments, settlements, and expenses, including all reasonable attorneys’ fees and costs, arising out of, resulting from, or in connection with the matters set forth in this Section 6.04 that arise or occurred prior to the closing, and the Fluent Indemnified Parties hereby indemnify, defend, and hold harmless the Buyer and Company and each of their respective officers, directors, managers, employees, representatives, agents, subsidiaries, and affiliates (collectively, the “Buyer Indemnified Parties”) from and against such matters and the indemnification obligations set forth in this Section shall not be subject to any deductible, threshold, liability cap, damages limitation, or survival period set forth elsewhere in this Agreement, and shall survive indefinitely.

Section 6.05 Certain Limitations. The party making a claim under this ARTICLE VI is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VI is referred to as the “Indemnifying Party.” The indemnification provided for in Section 6.02 shall be subject to the following limitations:

a.

The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.02 until the aggregate amount of all Losses in respect of indemnification under Section 6.02 exceeds $30,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

b.

The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.02 shall not exceed the amount of the Purchase Price actually paid pursuant to the Secured Promissory Note.

c.

In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

d.	Buyer’s cumulative and aggregate liability for any such indemnification shall not exceed the Purchase Price.

Section 6.06 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. Such notice by the Indemnified Party shall: (a) describe the claim in reasonable detail; (b) include copies of all material written evidence thereof; and (c) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense, subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including: (i) making available (subject to the provisions of Section 5.07) records relating to such claim; and (ii) furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such claim. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 6.08 Exclusive Remedies. The parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE VI. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates arising under or based upon any law, except pursuant to the indemnification provisions set forth in this ARTICLE VI. Nothing in this Section 6.08 shall limit any Person's right to seek and obtain any equitable relief to which such Person shall be entitled.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	InboxPal, LLC Email: [***]
Attention:[***]
with a copy (which shall not constitute notice) to:	Sheppard, Mullin, Richter & Hampton Email:[***] Attention:[***]
If to Buyer:	InsurCo, LLC Email: [***] Attention: [***]
with a copy (which shall not constitute notice) to:	Asterita & Associates, LLC Email:[***] Attention: [***]

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and any exhibits, the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08 Governing Law; Submission to Jurisdiction.  All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any Action arising out of or related to this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Action.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Inbox Pal, LLC

By /s/ Donald Patrick____________________

Don Patrick

CEO

InsurCo, LLC

By _/s/ Luciano Rammairone____________________

Luciano Rammairone

Member

SCHEDULE A –TRANSFERRED ASSETS

[Redacted]

SCHEDULE B – CONSENTED RECORDS

[Redacted]

EXHIBIT A

SECURED PROMISSORY NOTE

PROMISSORY NOTE

Dated: January 31, 2026

FOR VALUE RECEIVED on the date stated above (the “Effective Date”), the undersigned InsurCo,

LLC (“Payor”) promises to pay to the order of Fluent, LLC (“Payee”) the sum of THREE MILLION AND 00/100 DOLLARS ($3,000,000.00), together with interest thereon (the “Debt”), in accordance with the following terms and conditions.

1.

General Payment Provisions. The Payor will make the payments under this Note in monthly installments of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000) in such currency of the United States of America as will be legal tender at the time of payment. Payment under this Note will be made by immediately available funds to Payee’s account.

2.

Interest Rate. The principal sum outstanding hereunder ($3,000,000.00) shall bear monthly interest at a rate of TWELVE AND 96/100 PERCENT (12.96%) per annum (the “Interest Rate”), calculated and payable as set forth on Schedule 1 attached hereto.

3.	Optional Prepayment. This Note may be prepaid, without premium, penalty or notice, at any time.

4.	Events of Default.

a.  The occurrence of any of the following events shall be deemed to be an “Event of Default” under this Note;

i.

The Payor defaults in payment when due to Payee and any such default continues for a period of ten (10) days after actual receipt of notice of such default from Payee to Payor and such default is not cured within said ten (10) day period; or

ii.

The Payor shall commence any proceeding or other action relating to Payor in bankruptcy or seeking reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of the Payor or the debts of the Payor under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; the Payor applies for, or consents or acquiesces to, the appointment of a receiver, conservator, trustee or similar officer for the Payor or for all or substantially all of the property of the Payor; the Payor makes a general assignment for the benefit of creditors of the Payor; or the Payor generally admits its inability to pay its debts as they become due and payable; or

iii.

The commencement of any proceeding or the taking of any other action against Payor in bankruptcy or seeking reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of the Payor or the debts of the Payor under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or the appointment of a receiver, conservator, trustee or similar officer for the Payor or for all or substantially all of the property of the Payor and the continuance of any such event for sixty (60) days undismissed, unbonded or undischarged.

b.

Upon the occurrence of an Event of Default, the entire unpaid amount of this Note outstanding shall become immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, and without any action on the part of the Payee. This Note is secured pursuant to a security agreement imposing a lien on certain of the Payor’s assets entered into contemporaneously herewith (the “Security Agreement”). The lien under the Security Agreement may be released upon the terms set forth therein.

c.

If the Payor fails to make any payment when due under this Note, then no later than the next scheduled payment due date following such missed payment, the Payor shall deliver to the Payee unaudited financial statements, consisting of (i) a balance sheet, (ii) an income statement, and (iii) a statement of cash flows, in each case on a year-to-date basis and for the corresponding period of the prior year, together with the most recent bank statements of the Payor. The Payor shall continue to deliver such financial statements and bank statements on each subsequent payment due date until all past-due amounts under this Note have been paid in full.

d.

Notwithstanding anything to the contrary contained in this Note, the Payee may, in its sole and absolute discretion, elect to waive, defer, excuse or forbear from enforcing the timely payment of any principal, interest or other amount due hereunder (each, a “Deferred Payment”), whether before or after the occurrence of an Event of Default. During any period in which the Payee has agreed, in writing (including by email), to such waiver, deferral, excuse or forbearance, the failure of the Payor to make such Deferred Payment shall not constitute an Event of Default, and no Default Rate interest, acceleration or other remedies shall apply with respect to such Deferred Payment during such period. Any such waiver, deferral, excuse or forbearance may be limited in duration and scope as determined by the Payee and shall not constitute a waiver of any other payment or any future obligation of the Payor.

5.

Set off right: The Payee hereby irrevocably authorizes and agrees that, at any time and from time to time, the Payor (and any of its affiliates) may, in Payor’s sole discretion and without prior notice or demand (except as may be expressly required under applicable law), set off and apply against any and all sums that are then due or thereafter become due from the Payor to the Payee under this Promissory Note (including, without limitation, principal, interest, and any other amounts payable hereunder) an amount equal to any and all debts, liabilities, obligations, losses, damages, costs, or expenses of any kind (whether direct or indirect), in each case that are at any time owed, payable, or required to be performed by the Payee to or for the benefit of the Payor related to the transaction contemplated by that certain Membership Interests Purchase Agreement of even date herewith by and between the Payor and the Payee and as otherwise set forth therein (as amended, restated, supplemented, or otherwise modified from time to time, the “MIPA”), including, without limitation, any purchase price adjustment, indemnification obligation, reimbursement obligation, or other payment obligation thereunder (collectively, “MIPA Obligations”). Any exercise of setoff rights pursuant to this Section shall be deemed a payment under this Promissory Note to the extent of the amount set off and shall reduce the outstanding obligations of the Payor hereunder dollar-for-dollar. The Payee acknowledges that the setoff rights set forth herein are in addition to, and not in limitation of, any other rights or remedies available to the Payor at law, in equity, under the MIPA, or otherwise. The Payee waives (to the fullest extent permitted by law) any requirement that the Payor first pursue any other remedy or exhaust any collateral (if any) before exercising the rights provided in this Section.

6.	Miscellaneous.
a.

Governing Law; Consent to Jurisdiction. This Note and the rights and remedies of the Payor and the Payee will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within such State, without regard to the conflict of laws principles of such State. Any legal action, suit or proceeding arising out of or relating to this Note may be instituted in any state or federal court located within the State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the venue of the action, suit or proceeding is improper or that this Note or the subject matter hereof may not be enforced in or by such court.

b.

Notices. All communications under this Note will be sent by electronic transmission to the email address set forth below in the case of the Payor, to the email address set forth below in the case of the Payee, or to such other address as such party will have specified in writing to the other party hereto, and will be deemed to have been delivered effective at the earlier of its receipt or within two (2) days after dispatch. Payor email address: luciano@insurco.com Payor mailing address:  1100 State Rt 35, Ste A, #1075,  Ocean, NJ 07712

Payee email address: [***]

Payee mailing address:

300 Vesey Street, 9th Floor New York, NY 10282

c.

Severability, Binding Effect. Any provision of this Note that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

d.	Amendment; Waiver. No provision of this Note may be waived, altered or amended, except by written agreement between the Payor and Payee.

e.	Waiver of Presentment. Payor hereby waives presentment, protest, demand for payment and notice of default or nonpayment to or upon Payor with respect to this Note.

f.

Entire Agreement. This Note and the Purchase Agreement and the Security Agreement set out the entire agreement between the parties and supersede any prior oral or written agreement between the parties.

IN WITNESS WHEREOF, Payor has duly caused this Note to be duly executed as of the date first above written.

InsurCo, LLC

By /s/ Luciano Rammairone_________

Luciano Rammairone

Member

SCHEDULE 1

Month	Payment	Principal	Interest	Balance
1	100,000.00	69,378.88	30,621.12	2,930,621.12
2	100,000.00	70,087.04	29,912.96	2,860,534.08
3	100,000.00	70,802.42	29,197.58	2,789,731.66
4	100,000.00	71,525.10	28,474.90	2,718,206.56
5	100,000.00	72,255.16	27,744.84	2,645,951.40
6	100,000.00	72,992.67	27,007.33	2,572,958.73
7	100,000.00	73,737.71	26,262.29	2,499,221.02
8	100,000.00	74,490.35	25,509.65	2,424,730.67
9	100,000.00	75,250.68	24,749.32	2,349,479.99
10	100,000.00	76,018.77	23,981.23	2,273,461.23
11	100,000.00	76,794.69	23,205.31	2,196,666.53
12	100,000.00	77,578.54	22,421.46	2,119,087.99
13	100,000.00	78,370.39	21,629.61	2,040,717.61
14	100,000.00	79,170.32	20,829.68	1,961,547.29
15	100,000.00	79,978.41	20,021.59	1,881,568.88
16	100,000.00	80,794.75	19,205.25	1,800,774.13
17	100,000.00	81,619.43	18,380.57	1,719,154.70
18	100,000.00	82,452.52	17,547.48	1,636,702.18
19	100,000.00	83,294.12	16,705.88	1,553,408.06
20	100,000.00	84,144.30	15,855.70	1,469,263.76
21	100,000.00	85,003.17	14,996.83	1,384,260.59
22	100,000.00	85,870.80	14,129.20	1,298,389.79
23	100,000.00	86,747.28	13,252.72	1,211,642.51
24	100,000.00	87,632.72	12,367.28	1,124,009.79
25	100,000.00	88,527.19	11,472.81	1,035,482.60
26	100,000.00	89,430.79	10,569.21	946,051.81
27	100,000.00	90,343.61	9,656.39	855,708.20
28	100,000.00	91,265.75	8,734.25	764,442.45
29	100,000.00	92,197.31	7,802.69	672,245.14
30	100,000.00	93,138.37	6,861.63	579,106.78
31	100,000.00	94,089.03	5,910.97	485,017.74
32	100,000.00	95,049.40	4,950.60	389,968.34
33	100,000.00	96,019.58	3,980.42	293,948.76
34	100,000.00	96,999.65	3,000.35	196,949.10
35	100,000.00	97,989.73	2,010.27	98,959.37
36	100,000.00	98,989.92	1,010.08	-

EXHIBIT B

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into as of January 31, 2026

(this “Agreement”) by and between Fluent, LLC a Delaware limited liability company (“Assignor”), and Winopoly, LLC a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor desires to assign all of its rights, interests and obligations under certain contracts to which it is a party to Assignee as set forth herein, and Assignee wishes to assume such rights, interests and obligations.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Assignment. Assignor hereby assigns and conveys to Assignee for the benefit of Assignee, its successors and assigns, all of Assignor’s right, title and interest in, to and under the contracts set forth on Annex A attached hereto (the “Assumed Contracts”), together with all rights, privileges and benefits appertaining thereto (collectively with the Assumed Contracts, the “Assigned Rights”).

2.

Assumption. Assignee hereby accepts the assignment and conveyance of the Assigned Rights by Assignor pursuant to Section 1 above and does hereby assume, and undertake and agree to hereafter pay, perform and discharge in accordance with their terms any and all of the liabilities, obligations and commitments of Assignor arising under the Assumed Contracts from and after the date hereof relating to the Assigned Rights.

3.

Benefit of the Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person or entity other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including any third party beneficiary rights.

4.	Headings. The headings used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.

Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the substantive laws of the State of New York without regard to applicable choice of law provisions thereof.

6.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same agreement, it being understood that all of the parties hereto need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Fluent, LLC

By /s/ Donald Patrick_____________

Don Patrick

CEO

Winopoly, LLC

By /s/ Luciano Rammairone______

Luciano Rammairone

Member

ANNEX A

[Redacted]

EXHIBIT C

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is entered into as of January 31, 2026 (the “Effective Date”), by and between InsurCo, LLC, a Delaware limited liability company (“Debtor”), and Fluent, LLC, a Delaware limited liability company (“Secured Party”).

Recitals

A.

Debtor has executed and delivered to Secured Party that certain Promissory Note, dated as of the Effective Date (the “Note”), pursuant to which Debtor has agreed to pay Secured Party the principal sum of THREE MILLION AND 00/100 DOLLARS ($3,000,000.00), together with interest thereon.

B.	As a condition to Secured Party’s agreement to enter into the Note, Debtor has agreed to grant Secured Party a security interest in the Collateral (as defined below).

C.	NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor and Secured Party agree as follows:

Agreement

1. SECURITY

1.1 Grant of Security Interest. As security for the payment and performance of the Obligations (as defined below), Debtor hereby grants to Secured Party a continuing security interest in and lien upon all of Debtor’s right, title and interest in and to all assets and personal property of every kind, whether now owned or hereafter acquired, wherever located, including all accounts, payment intangibles, general intangibles, contract rights, inventory, equipment, fixtures, instruments, documents, deposit accounts, investment property, and all proceeds and products thereof (collectively, the “Collateral”).

1.2 Obligations. The term “Obligations” means all obligations and liabilities of Debtor to Secured Party arising under the Note and this Agreement, whether now existing or hereafter arising, including principal, interest, fees, costs, and expenses.

1.3 Subordination for Senior Financing. The security interest granted herein shall be subject to subordination in favor of senior secured financing, on terms reasonably acceptable to Secured Party, and Secured Party shall not unreasonably hinder or delay approval of same. Debtor agrees to execute customary subordination agreements reasonably requested by any senior secured lender.

2. REPRESENTATIONS AND WARRANTIES OF DEBTOR

In order to induce Secured Party to enter into this Agreement, Debtor hereby makes the following representations and warranties to Secured Party:

2.1 Debtor is duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation.

2.2 Debtor has full power and authority to execute and deliver this Agreement and to grant the security interest contemplated hereby.

2.3 This Agreement constitutes a legal, valid, and binding obligation of Debtor, enforceable in accordance with its terms.

2.4 Debtor has rights in the Collateral sufficient to grant the security interest created hereby; and

2.5 The Collateral is free and clear of all liens, security interests, and encumbrances, other than those permitted under this Agreement and those of Secured Party which may not be satisfied by Secured Party as otherwise required by the terms of the certain Membership Interests Purchase Agreement of even date herewith by and between the Debtor and Secured Party and as otherwise set forth therein (as amended, restated, supplemented, or otherwise modified from time to time, the “MIPA”), including, without limitation, any purchase price adjustment, indemnification obligation, reimbursement obligation, or other payment obligation thereunder (collectively, “MIPA Obligations”).

3.

Covenants of the Debtor. Until all of the Obligations of Debtor are paid and performed in full, Debtor hereby covenants and agrees that it shall, unless the Secured Party otherwise consents in advance in writing:

1.

Punctually pay the principal of and interest on the Note and all other amounts that may be due thereunder at the times and places and in the manner specified therein, except to the extent of any principal or interest that is converted into common stock of the Debtor according to the terms of the Note.

2.	Maintain its legal existence and good standing.

3.

Not sell, transfer, or otherwise dispose of any material portion of the Collateral outside the ordinary course of business without Secured Party’s prior written consent or without the satisfaction of the Note;

4.	Not grant any other lien on the Collateral except as permitted herein; and

5.	Promptly notify Secured Party of any Event of Default.

4.

Financing Statements. At the request of the Secured Party, Debtor will execute such financing statements, continuation statements, and other documents with respect to the Collateral pursuant to the Uniform Commercial Code and otherwise as Secured Party may request, in form satisfactory to the Secured Party, and Debtor will pay the cost of filing the same in all public offices where filing is reasonably necessary.

5.	Events of Default. Any Event of Default under the Note shall constitute an Event of Default under this Agreement.

6.

Remedies. Upon an Event of Default, Secured Party may exercise all rights and remedies available under this Agreement, the Note, and applicable law, including all rights of a secured party under Article 9 of the Uniform Commercial Code.

7. Notices

All communications under this Agreement shall be sent by electronic transmission and deemed delivered as set forth below:

Debtor

Email: [***]

Address:

Luciano Rammairone

1100 State Rt 35, Ste A, #1075

Ocean, NJ 07712

Secured Party

Email: [***]

Address:

300 Vesey Street, 9th Floor

New York, NY 10282

8. Miscellaneous

8.1 Governing Law. This Agreement shall be governed by the laws of the State of New York.

8.2. Amendments. This Agreement may be amended only by a written agreement executed by Debtor and Secured Party.

8.3 Termination. Upon payment in full of the Obligations, Secured Party shall deliver customary UCC termination statements.

8.4 Counterparts. This Agreement may be executed in counterparts and by electronic signature.

[SIGNATURE PAGE FOLLOWS]

Fluent, LLC

By /s/ Ryan Perfit______________

Ryan Perfit

CFO

InsurCo, LLC

By /s/ Luciano Rammairone

Luciano Rammairone

Member

EXHIBIT D

INCLUDED BUYER RELEASEES

[Redacted]